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                                          EXHIBIT 12.1
                    UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                                                                              For the Nine Months
                                                                                                               Ended September 30
                                                                                                      ------------------------------
Millions of dollars                                                                                   1996                      1995
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
Net earnings .....................................................................                   $  533                   $  211
Provision for income taxes .......................................................                      332                      151
                                                                                                     -------------------------------
   Earnings subtotal .............................................................                      865                      362

Fixed charges included in earnings:
   Interest expense ..............................................................                      215                      218
   Distributions on preferred securities .........................................                        2                       --
   Interest portion of rentals ...................................................                       31                       37
                                                                                                     -------------------------------
      Subtotal ...................................................................                      248                      255

Earnings available before fixed charges ..........................................                   $1,113                   $  617
                                                                                                     -------------------------------

Fixed charges:
   Fixed charges included in earnings ............................................                      248                      255
   Capitalized interest ..........................................................                        9                       25
                                                                                                     -------------------------------
      Total fixed charges ........................................................                   $  257                   $  280

Ratio of earnings to fixed charges ...............................................                      4.3                      2.2

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